Investor Contact:	Dow Jones & Company
Mark Donohue	200 Liberty Street
Director, Investor Relations	New York, NY 10281
(609) 520-5660

Media Contact:
Linda Dunbar
Vice President, Corporate Communications
(212) 416-2117

DOW JONES REPORTS IMPROVED

OPERATING RESULTS FOR SECOND QUARTER 2007

NEW YORK (July 19, 2007)—Dow Jones & Company (NYSE: DJ) today reported earnings of 25 cents per diluted share for the second quarter of 2007, compared with 34 cents per diluted share for the second quarter of 2006.  Excluding special items, the Company earned 45 cents per diluted share for the second quarter of 2007, up 15.4% from the 39 cents per diluted share earned in the second quarter of 2006.

Revenue increased to $529.7 million, up 16.2% over the second quarter of 2006, driven by the acquisition of Factiva, plus growth at Dow Jones Indexes, international media (including the acquisition of eFinancialNews), The Wall Street Journal Digital Network (formerly known as Dow Jones Online) and other businesses, partially offset by a decline in print advertising revenue at The Wall Street Journal in the U.S. and at Local Media newspapers.  Operating income for the quarter declined to $37.9 million from $44.9 million in 2006 on a reported basis, but operating income excluding special items increased 28.2% to $66.3 million from $51.7 million.  Adjusted for the impact of recent acquisitions, revenue increased 0.9% and operating income excluding special items increased 23.9%.

Special Items: In the second quarter of 2007, the Company recorded special items that reduced earnings per share by 20 cents, reflecting a charge of 13 cents for incremental stock-based compensation expense as a result of an increase in the Company’s stock price resulting from the announcement of News Corporation’s proposal to acquire the Company at $60 per share and a 7 cent restructuring charge in connection with a reorganization of the Company’s operations primarily within the Consumer Media segment.  In the second quarter of 2006, the Company recorded special items netting to a loss of 5 cents per share, reflecting a restructuring charge in connection with a reorganization of the Company’s operations partially offset by a gain on the sale of certain fixed assets.  Please refer to the attached for a description of special items.

Commenting on second quarter results, Rich Zannino, chief executive officer of Dow Jones, said “Earnings per share before special items increased 15% in the second quarter and 30% year to date.  These results provide strong evidence of the success of the transformation plan begun in early 2006.  We are overcoming industry-wide softness in print advertising with many initiatives, including the acquisitions of Factiva and eFinancialNews, the redesign of the Journal for the digital age, profitable growth in our Indexes, online and Financial Information Services units, gains in both print and online circulation revenue, and continued expense reductions.  We continue to work on these innovations as well as new ones to further reduce our reliance on print advertising and fuel our short and long term growth.”

Segment Results

Consumer Media revenue of $290.8 million in the second quarter of 2007 was down slightly versus the same period a year ago as a 1.6% decrease in advertising revenue was partially offset by a 3.0% increase in circulation and other revenue.  Advertising revenue at the Wall Street Journal U.S. print edition declined 6.8% (on an 11.4% decline in volume) as weak technology, financial, general and classified advertising more than offset an increase in most consumer categories.  This decline was partially offset by a 40.9% jump in ad revenue at international media, a 26.3% increase at Barron’s and a 2.7% increase at The Wall Street Journal Digital Network.  Increased circulation revenue included gains at The Wall Street Journal Digital Network and the U.S. print Journal and the acquisition of eFinancialNews.  Operating income grew 31.1% to $25.6 million and margin improved 210 basis points to 8.8% in the second quarter of 2007 due to cost saving initiatives and strong profit leverage on increased revenues.  Paid subscribers to The Wall Street Journal Online grew 23.6% in the second quarter to 983,000 driven in part by the success of an offer for new subscribers to receive both the print and Online Journal and by the previously announced change in our methodology to count those subscribers who have paid and registered to use the Online Journal.  For more information on this change, please see footnote 2 to the supplemental segment statistical information.  Paid subscribers to Barron’s Online grew 42.6% in the second quarter to 97,000.

Enterprise Media revenue of $178.2 million in the second quarter of 2007 increased 81.4% over the same period a year ago, due to gains at Dow Jones Content Technology Solutions driven by the acquisition of Factiva, and strong growth at Dow Jones Indexes (up 41.7%) and Dow Jones Financial Information Services (up 10.2%).  Operating income increased 57.2% over last year to $41.4 million and operating margin declined 360 basis points to 23.2% as Factiva operates at a relatively lower margin.  Assuming Factiva was owned in both periods, revenue increased 6.6%, operating income increased 44.0% and operating margin improved 600 basis points to 23.2% due to Factiva integration cost savings, other cost saving initiatives and strong profit leverage on increased revenue.

Local Media revenue declined 6.2% to $62.5 million in the second quarter of 2007 compared with the second quarter of 2006.  Advertising revenue decreased 8.0% on a 13.2% decline in volume due to soft classified, non-daily, retail, national and preprint advertising revenue, partially offset by increases in print legal notices and online (up 55.2%) advertising revenues. Operating income declined 19.8% to $11.8 million compared with the prior year period, mainly due to the decline in revenue partially offset by lower newsprint expense.  Operating margin in the quarter was 18.9%, down from 22.1% last year.

The Company ended the second quarter of 2007 with $392 million in debt compared with $508 million at the end of the first quarter 2007, with the decrease primarily driven by proceeds received from the exercise of employee stock options due to the significant increase in the Company’s share price resulting from the News Corp. bid in the second quarter of 2007.  Capital expenditures in the second quarter of 2007 were $18.5 million compared to $19.3 million in the second quarter last year.

Conference Call Details

As previously announced, the Company will host an earnings conference call at 10 a.m. EDT today.  The call can be accessed via a live Web cast through the Investor Relations section of our Web site, www.dowjones.com, or through a listen-only, dial-in conference line, by dialing 877-407-9205.   A replay of the conference call and the full text of the prepared remarks will be available on our Web site in the Investor Relations section shortly after the call concludes.

Dow Jones & Company (NYSE: DJ; dowjones.com) is a leading provider of global business news and information services. Its Consumer Media Group publishes The Wall Street Journal, Barron's, MarketWatch, eFinancialNews and the Far Eastern Economic Review. Its Enterprise Media Group includes Dow Jones Newswires, Factiva, Dow Jones Client Solutions, Dow Jones Indexes and Dow Jones Financial Information Services. Its Local Media Group operates community-based information franchises. Dow Jones owns 50% of SmartMoney and 33% of STOXX Ltd. and provides news content to CNBC and radio stations in the U.S.

Information Relating To Forward-Looking Statements; Non-GAAP Reconciliation:

 This press release contains forward-looking statements, such as those including the words "believe," "expect," "intend," "estimate," "anticipate," "will," “plan,” "outlook," "guidance," "forecast", “proposal” and similar expressions, that involve risks and uncertainties that could cause actual results to differ materially from those anticipated including: the cyclical nature of the Company's business and the strong, negative impact of economic downturns on advertising revenues, particularly in the Company's core B2B advertising market; the risk that inconsistent trends across major advertising categories, such as technology and finance, will continue and that B2B advertising levels, particularly in technology and finance, may or may not return to historical levels; the Company's ability to expand and diversify the Journal Franchise's market segment focus beyond finance and technology; the Company's ability to limit and manage expense growth, especially in light of its prior cost cutting, its growth initiatives and its new organizational structure; intense competition for ad revenues and readers the Company's products and services face; the impact on the future circulation of the Journal and community newspapers that may be caused by the declining frequency of regular newspaper buying by some consumers and by changes made from time to time by agencies such as the Audit Bureau of Circulations and various syndicated research organizations in the way they measure circulation and readership numbers; with respect to the Weekend Edition, the risks that it may not generate anticipated advertising revenues, resulting in greater losses than expected, and that it may draw advertising away from the Journal’s other consumer advertising sections; the impact on online advertising revenues of fluctuations or decreases in Web site traffic levels; with respect to Newswires and other subscription-based products and services, the negative impact of business consolidations and layoffs in the financial services industry on sales; the Company’s ability to successfully integrate acquired businesses and to achieve production and operational efficiencies and synergies in doing so; the risk that the Company will not realize expected opportunities to enhance its products and services from the restructuring of its Enterprise Media Group; changes in demand affecting the Company’s businesses; the competition the Company’s businesses face from other companies; the risk that Dow Jones’ business, its stock price and its relationships with customers, employees or suppliers could suffer due to the uncertainty relating to the proposed merger with News Corporation; the fact that there can be no assurance that News Corporation’s proposal or any other strategic alternative will be consummated;  and such other risk factors as may be included from time to time in the Company's reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company's web site (www.dowjones.com). The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has attached to this press release a reconciliation of those measures to the most directly comparable GAAP measures.

Dow Jones & Company, Inc.
Earnings Summary
(Unaudited)

(in thousands, except per share amounts)	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Reported results:
Revenues	$529,692	$455,981	$1,036,860	$886,090

Operating income	$37,944	$44,893	$75,820	$42,610

Net income	$21,046	$28,761	$43,653	$90,279

Effective tax rate	41.9%	37.7%	38.6%	11.3%

Diluted EPS	$.25	$.34	$.52	$1.08

Excluding items described in Note 4:
Operating income	$66,287	$51,687	$104,163	$70,282

Net income	$38,032	$32,812	$58,564	$44,199

Effective tax rate	41.0%	38.1%	41.3%	38.5%

Diluted EPS	$.45	$.39	$.69	$.53

EPS percentage change	15.4%	14.7%	30.2%	17.8%

See notes to financial information on page 11.

Dow Jones & Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Revenues:
Advertising	$244,517	$251,554	$478,630	$483,235
Information services	173,224	96,343	341,502	190,765
Circulation and other	111,951	108,084	216,728	212,090
Total revenues	529,692	455,981	1,036,860	886,090

Expenses:
News, production and technology	169,378	135,665	337,356	269,961
Selling, administrative and general	213,153	157,703	411,434	325,271
Newsprint	24,099	33,474	51,100	66,643
Print delivery costs	49,408	52,941	99,396	104,864
Depreciation and amortization	25,597	24,511	51,641	49,069
Restructuring and other items, net	10,113	6,794	10,113	27,672
Total operating expenses	491,748	411,088	961,040	843,480
Operating income	37,944	44,893	75,820	42,610

Other income (expense):
Investment income	250	109	639	283
Interest expense	(5,614)	(8,529)	(11,721)	(14,444)
Contract guarantee	-	-	-	62,649
Other, net	(820)	(384)	(311)	(961)
Income from continuing operations before income taxes and equity earnings	31,760	36,089	64,427	90,137
Income taxes	13,305	13,615	24,880	10,150
Equity in earnings of associated companies, net of tax	2,591	2,210	4,106	4,055
Income from continuing operations	21,046	24,684	43,653	84,042
Income from discontinued operations, net of tax	-	4,077	-	6,237
Net income	$21,046	$28,761	$43,653	$90,279

Earnings per share-basic:
Continuing operations	$.25	$.30	$.52	$1.01
Discontinued operations	-	.05	-	.07
Earnings per basic share	$.25	$.35	$.52	$1.08

Earnings per share-diluted:
Continuing operations	$.25	$.30	$.52	$1.01
Discontinued operations	-	.05	-	.07
Earnings per diluted share (*)	$.25	$.34	$.52	$1.08

Weighted-average shares outstanding:
Basic	84,635	83,242	84,149	83,209
Diluted	85,381	83,667	84,744	83,617

(*) The sum of individual amounts may not equal total due to rounding.

See notes to financial information on page 11.

Dow Jones & Company, Inc.
Segment Information
(Unaudited)

(dollars in thousands)	Three Months Ended June 30			Six Months Ended June 30
	2007	2006	2006	2007	2006	2006
		Historical	Pro Forma (*)		Historical	Pro Forma (*)
Revenues:
Consumer media	$290,819	$291,184	$289,621	$571,198	$566,915	$563,846
Enterprise media	178,155	98,190	167,103	351,392	195,046	331,818
Local media	62,498	66,607	66,607	117,997	124,129	124,129
Segment eliminations	(1,780)	-	(2,209)	(3,727)	-	(4,316)
Consolidated revenues	$529,692	$455,981	$521,122	$1,036,860	$886,090	$1,015,477

Operating income (loss):
Consumer media	$25,633	$19,557	$18,807	$33,261	$17,140	$15,640
Enterprise media	41,397	26,330	28,756	75,848	49,846	55,053
Local media	11,792	14,705	14,705	16,740	21,317	21,317
Corporate	(12,535)	(8,905)	(8,905)	(21,686)	(18,021)	(18,021)
Segment operating income	66,287	51,687	53,363	104,163	70,282	73,989

Incremental stock-based compensation	(18,230)	-	-	(18,230)	-	-
Restructuring and other items, net	(10,113)	(6,794)	(6,794)	(10,113)	(27,672)	(27,672)
Consolidated operating income	$37,944	$44,893	$46,569	$75,820	$42,610	$46,317

Operating margin:
Consumer media	8.8%	6.7%	6.5%	5.8%	3.0%	2.8%
Enterprise media	23.2%	26.8%	17.2%	21.6%	25.6%	16.6%
Local media	18.9%	22.1%	22.1%	14.2%	17.2%	17.2%
Segment operating margin	12.5%	11.3%	10.2%	10.0%	7.9%	7.3%

Depreciation and amortization (D&A):
Consumer media	$15,188	$16,418	$16,418	$30,329	$32,786	$32,786
Enterprise media	7,729	5,325	8,475	15,633	10,825	17,200
Local media	2,652	2,737	2,737	5,623	5,395	5,395
Corporate	28	31	31	56	63	63
Consolidated D&A	$25,597	$24,511	$27,661	$51,641	$49,069	$55,444

(*) Pro forma information assumes we fully owned Factiva on January 1, 2006 and includes adjustments which are described in Note 1.

See notes to financial information on page 11.

Dow Jones & Company, Inc.
Supplemental Segment Revenue Information
(Unaudited)

(in thousands)	Three Months Ended June 30			Six Months Ended June 30
	2007	2006	2006	2007	2006	2006
		Historical	Pro Forma		Historical	Pro Forma
Consumer media:
U.S. media:
Advertising	$179,535	$187,450	$187,450	$360,856	$365,598	$365,598
Circulation and other	84,800	84,629	83,066	165,591	165,876	162,807
Total U.S. media	264,335	272,079	270,516	526,447	531,474	528,405

International media:
Advertising	16,573	11,760	11,760	26,946	21,228	21,228
Circulation and other	9,911	7,345	7,345	17,805	14,213	14,213
Total international media	26,484	19,105	19,105	44,751	35,441	35,441

Total consumer media
Advertising	196,108	199,210	199,210	387,802	386,826	386,826
Circulation and other	94,711	91,974	90,411	183,396	180,089	177,020
Total consumer media	$290,819	$291,184	$289,621	$571,198	$566,915	$563,846

Enterprise media:
Dow Jones Content Technology Solutions (CTS):
North America	$89,593	$53,450	$86,524	$179,313	$107,041	$174,181
International	54,730	17,218	53,057	106,393	33,299	102,931
Total CTS revenues(1)	144,323	70,668	139,581	285,706	140,340	277,112

Dow Jones indexes and other(2)	33,832	27,522	27,522	65,686	54,706	54,706
Total enterprise media	$178,155	$98,190	$167,103	$351,392	$195,046	$331,818

Local media:
Advertising	$47,337	$51,477	$51,477	$88,727	$94,870	$94,870
Circulation and other	15,161	15,130	15,130	29,270	29,259	29,259
Total local media	$62,498	$66,607	$66,607	$117,997	$124,129	$124,129

Segment eliminations(3)	$(1,780)	$-	$(2,209)	$(3,727)	$-	$(4,316)

Total segment revenues	$529,692	$455,981	$521,122	$1,036,860	$886,090	$1,015,477

1) Dow Jones Content Technology Solutions includes the complementary offerings of Dow Jones Newswires, Factiva and Dow Jones Licensing Services.

(2) Includes Dow Jones Indexes, Dow Jones Financial Information Services (FIS) and the reprints / permissions businesses.

(3) Represents the elimination of post-acquisition content fees earned by Consumer Media from sales to Factiva.

See notes to financial information on page 11.

Dow Jones & Company, Inc.
Supplemental Segment Statistical Information
(Unaudited)

(amounts in thousands)	Month of	Three Months Ended June 30		Six Months Ended June 30
	June 2007	2007	2006	2007	2006
Advertising revenue and volume increase/(decrease):
The Wall Street Journal:
Total advertising revenue	(4.9)%	(6.8)%	11.8%	(4.3)%	14.7%
Total advertising volume	(14.4)%	(11.4)%	11.2%	(7.4)%	13.0%
General	2.3%	(6.0)%	9.5%	(2.6)%	10.0%
Technology	(53.3)%	(41.5)%	6.9%	(31.1)%	4.1%
Financial	(11.3)%	(8.7)%	9.6%	(2.3)%	10.9%
Classified	(9.6)%	(3.9)%	17.4%	(4.6)%	24.1%

International advertising revenue	52.4%	40.9%	(4.9)%	26.9%	(4.3)%

Barron's advertising revenue	29.9%	26.3%	(6.0)%	18.7%	5.4%
Barron's advertising volume	31.0%	25.6%	(13.1)%	16.7%	(3.7)%

Ottaway advertising revenue	(8.1)%	(8.0)%	3.3%	(6.5)%	3.4%
Ottaway advertising volume	(12.1)%	(13.2)%	(6.0)%	(11.1)%	(6.2)%

The Wall Street Journal Digital Network (WSJD) statistics (1):
WSJD advertising revenue (decrease) increase		2.7%	22.9%	14.6%	24.3%
WSJ.com paid subscriptions (2)		983	795	983	795
Barron’s Online paid subscriptions		97	68	97	68

WSJ.com average monthly unique visitors (3)		8,346	7,481	7,829	7,164
WSJ.com average monthly page views		106,039	107,421	109,631	108,517

MarketWatch.com average monthly unique visitors (3)		7,276	6,462	7,450	6,617
MarketWatch.com average monthly page views		234,063	200,523	238,222	205,966

WSJD average monthly unique visitors (1), (3)		15,023	14,013	14,585	14,045
WSJD average monthly page views		348,286	311,841	355,137	318,813

(1)

The Wall Street Journal Digital Network, formerly known as Dow Jones Online, includes WSJ.com and the Journal’s vertical sites, MarketWatch.com and BigCharts.com, Barrons.com and AllThingsD.com.

(2)

We are now including in the Online Journal circulation count new subscribers who select to pay for both products as part of a bundled offer and register to use WSJ.com. If we had not added this new group of subscribers, the total number of paid subscribers as of June 30, 2007, would have been 850,000, an 11% year-over-year increase, as a result of growth in both online-only and corporate subscriptions.

(3)

Average monthly unique visitors and page views are internal numbers based on tools from Omniture Analytics and prior year numbers have been adjusted to conform to this presentation.

Dow Jones & Company, Inc.

Notes to Financial Information

1. Our calculation of net income, operating income and earnings per share excluding special items may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.  Net income, operating income and earnings per share excluding special items are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income, operating income and earnings per share as a measure of performance.  However, management uses these measures in comparing our historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The unaudited pro forma supplemental segment information combines the historical statements of Dow Jones and Factiva as if the acquisition, described in Note 2 below, occurred on January 1, 2006 and includes adjustments to: (i) eliminate content and trademark fees paid by Factiva to Dow Jones entities; (ii) eliminate rental fees in connection with Factiva’s lease of Dow Jones’ real property; and, (iii) include estimated incremental amortization of intangibles related to the acquisition.

2. Acquisitions

On May 15, 2007, we completed the acquisition of eFinancialNews Holdings Ltd. (eFN), a private U.K. company, for approximately $63.0 million, including an estimated working capital adjustment.  Based in London, eFN is a diversified media company serving the European financial services industry with print, online, training and events businesses.  Its flagship operations include the weekly Financial News and eFinancialNews.com Web site, subscription-based services, and it also publishes Private Equity News, a weekly publication focused on the European private equity sector.  eFN will add successful digital and other non-print businesses to help diversify our reliance on traditional print revenue.  We are integrating eFN into the consumer media segment, where it will bolster our European media operations.  We financed the purchase with a combination of cash and debt.

On December 15, 2006, we acquired the remaining 50% interest of Dow Jones Reuters Business Interactive LLC (Factiva) that we did not already own from our joint venture partner, Reuters Group Plc. (Reuters), for an upfront cash purchase price of approximately $176.2 million.  The purchase price consisted of cash tendered of approximately $152.5 million, estimated working capital adjustments of approximately $11.7 million, preferred shares of a subsidiary of approximately $7.5 million and direct third-party transaction costs of approximately $4.5 million.  The preferred shares, which are non-voting, bear a fixed dividend rate of 6% per annum and are included in other noncurrent liabilities.  Factiva is a provider of global business content, research products and services to global enterprises mainly in the finance, corporate, professional services and government sectors and has more than 1.6 million paying subscribers.  We are integrating Factiva with the complementary offerings in the enterprise media segment.  We financed this purchase with the proceeds from divestitures.

3. We are organized around our distinct brands (franchises), customers and markets with our business and financial content organizations reported in two separate segments – consumer media and enterprise media, and our local general-interest community newspapers and their online media properties reported in the local media segment.  We continue to report certain administrative activities under corporate.

Consumer media is comprised primarily of The Wall Street Journal franchise (including domestic and international print, digital, television and radio); and the relatively smaller Barron’s (including print, digital and conferences) and MarketWatch franchises (including digital, newsletters, television and radio).  The consumer media segment is an integrated business that offers business and financial information content to the consumer market around the globe.  This content is produced to gain readership and ultimately to earn revenue from advertisers and those readers.  We manage consumer media as one segment as its products largely comprise the global WSJ brand, and its sales, newsgathering and most production efforts are centralized and shared across the different editions and our various offerings in the segment are highly integrated.

Enterprise media is managed as one segment as it comprises product offerings under the Dow Jones brand and offers business and financial information content to other businesses and financial professionals around the globe.  In addition, its product offerings rely on advanced delivery technology to meet customer’s needs and part of this segment’s overall strategy is to add more value to content with technology-enabled, well-designed and conveniently delivered enhancements and new products.  It has a shared information technology infrastructure, including a product development group that develops tools used in all of the offerings.  Enterprise media’s revenues are primarily subscription-based and the segment is comprised of Dow Jones Newswires, Factiva, Dow Jones Indexes, Dow Jones Financial Information Services, Dow Jones Reprints/Permissions and Dow Jones Licensing Services.

On January 9, 2007, we announced a new organizational structure within the enterprise media segment in connection with the Factiva acquisition.  The enterprise media segment now includes two business units: (i) Dow Jones Content Technology Solutions, the new name for the combined newswires, licensing and Factiva businesses; and, (ii) Dow Jones Indexes and other, which includes Dow Jones Financial Information Services (previously reported on a combined basis with newswires).  Previously reported supplemental segment results of operations were restated to reflect this new organizational structure, and did not impact total consolidated results of operations.

Local media includes the operations of Ottaway Newspapers, which publishes daily newspapers, weekly newspapers and “shoppers” in the U.S.

4. The following tables reconcile reported results to income adjusted for special items for the three and six months ended June 30, 2007 and 2006:

	Three Months Ended June 30
	2007			2006
(in millions, except per share amounts)	Operating(1)	Net	EPS	Operating(1)	Net	EPS

Reported income	$37.9	$21.0	$.25	$44.9	$28.8	$.34
Adjusted to remove:
Incremental stock-based compensation (a)	(18.2)	(11.0)	(.13)	-	-	-
Restructuring and other items, net (b)	(10.1)	(6.0)	(.07)	(6.8)	(4.1)	(.05)
Adjusted income(2)	$66.3	$38.0	$.45	$51.7	$32.8	$.39

	Six Months Ended June 30
	2007			2006
(in millions, except per share amounts)	Operating(1)	Net	EPS	Operating(1)	Net	EPS

Reported income	$75.8	$43.7	$.52	$42.6	$90.3	$1.08
Adjusted to remove:
Incremental stock-based compensation (a)	(18.2)	(11.0)	(.13)	-	-	-
Restructuring and other items, net (b)	(10.1)	(6.0)	(.07)	(27.7)	(16.6)	(.20)
Contract guarantee (c)	-	-	-	-	62.6	.75
Certain income tax matters (d)	-	2.1	.02	-	-	-
Adjusted income(2)	$104.2	$58.6	$.69	$70.3	$44.2	$.53

(1)  Amounts exclude discontinued operations.

(2)  The sum of the individual amounts may not equal total due to rounding.

(a) Stock-based compensation:

On May 1, 2007, following our announcement that News Corporation had submitted a proposal, still pending, to acquire Dow Jones at $60 per share, the trading price of our common stock rose significantly.  A portion of our stock-based compensation is payable in cash based on the underlying value of our common stock and, accordingly, increased in value during the quarter.  During the quarter, the incremental cost in excess of budget for those plans was $18.2 million.

(b) Restructuring and other items, net:

2007

During the second quarter of 2007, we recorded a restructuring charge of $10.1 million, primarily reflecting employee severance related to reductions at our Consumer Media segment as well as smaller reductions at our other segments.  In total, approximately 100 full-time employees were affected.

2006

During the second quarter of 2006, we recorded a net charge of $6.8 million, consisting of a restructuring charge of $9.9 million, partially offset by a gain of $3.1 million on the sale of certain fixed assets.  The restructuring primarily reflected the elimination of certain positions in technology, circulation and administrative support in favor of outsource vendors.  In total, approximately 250 full-time and 500 part-time employees were affected.

During the first quarter of 2006, we recorded a charge of $20.9 million related to a reorganization of our business.  The charge primarily comprised employee severance related to the elimination of certain senior level positions, as well as additional workforce reductions at other areas of the business identified as part of the reorganization.  In total, approximately 65 full-time employees were affected.

Restructuring and other items are not included in segment expenses, as management evaluates segment results exclusive of these items.  For information purposes, the restructuring and other items allocable to each segment and corporate for the three and six months ended June 30, 2007 and 2006 were as follows:

(in thousands)	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Consumer media	$7,356	$7,712	$7,356	$19,313
Enterprise media	2,030	1,446	2,030	5,072
Local media	634	(2,490)	634	(1,358)
Corporate	93	126	93	4,645
Total	$10,113	$6,794	$10,113	$27,672

(c) Contract guarantee:

On March 13, 2006, we entered into a definitive settlement agreement to conclude all litigation relating to our obligations under a contract guarantee issued in 1995 to Cantor Fitzgerald Securities (Cantor) and Market Data Corporation (MDC).  Pursuant to the settlement agreement, we paid an aggregate of $202 million to Cantor and MDC, which was below the $265 million contractual obligation that we had previously accrued.  Accordingly, we recorded a benefit in the first quarter of 2006 of $62.6 million, representing the difference between the reserve and the settlement amount.  For tax purposes, the settlement payment was treated as a capital loss.

(d) Certain income tax matters

In the first quarter of 2007, we recorded a tax benefit of $2.1 million as a result of the expiration of statute of limitations related to certain previously reserved state tax matters.